Exhibit 99.1

Serina Therapeutics Appoints Srini Tenjarla, Ph.D. as Senior Vice President of CMC and Formulation

HUNTSVILLE, AL, July 18, 2024 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug delivery technology, today announced the appointment of Dr. Srini Tenjarla as the new Senior Vice President of CMC (Chemistry, Manufacturing, and Controls) and Formulation. Dr. Tenjarla brings over 20 years of extensive experience in drug development to Serina.

Dr. Tenjarla joins Serina Therapeutics from Takeda Pharmaceuticals, where he served as Vice President and Head of Drug Product Development and Process Chemistry Development/Outsourcing in Pharmaceutical Sciences. In this role, he provided technical and strategic leadership to global teams, overseeing phase-appropriate development from Phase 1 through product validation and PAI readiness. Prior to his tenure at Takeda, Dr. Tenjarla held several leadership roles at Shire Pharmaceuticals, culminating in his position as Vice President of Pharmaceutical Sciences. Dr. Tenjarla has a proven track record in advancing programs through clinical phases to NDA/BLA submission and approval.

“We are thrilled to welcome Dr. Tenjarla to our team,” said Dr. Randall Moreadith, Chief Development Officer of Serina Therapeutics. “His extensive experience in pharmaceutical development and his strategic leadership will be instrumental as we continue to advance our pipeline and bring innovative therapies to patients.”

Throughout his career, Dr. Tenjarla has demonstrated expertise in formulation development across multiple modalities, including solid oral, injectables, controlled release, and ophthalmic formulations. He has led numerous global cross-functional teams and collaborated with CDMOs in Europe, the USA, China, India, and Japan. His contributions include setting up Preferred Vendor Networks and working closely with device and quality groups for combination product programs.

“I am excited to join Serina Therapeutics and contribute to their innovative work in drug development,” said Dr. Tenjarla. “I look forward to working with the team to advance our programs and deliver impactful therapies to patients in need.”

Dr. Tenjarla holds a Ph.D. in Pharmaceutical Sciences from the University of Houston and a Bachelor of Science in Pharmacy from Andhra University. He is a recognized subject matter expert in formulation, with extensive experience managing programs, formulation, drug substance, analytical, and regulatory interactions.

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

For more information, please visit https://serinatherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statement

This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in Serina’s Annual Report on Form 10-K for the year ended December 31, 2023, Serina’s Current Report on Form 8-K that was filed with the SEC on April 1, 2024, and Serina’s other periodic reports and documents filed from time to time with the SEC.

The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:

Investor.relations@serinatherapeutics.com

(256) 327-9630